ASSET PURCHASE AGREEMENT

                            Dated as of July 21, 1994

                                 By and Between

                               THE EASTERN COMPANY
                                  as Purchaser

                                       and

                         PRESTOLOCK INTERNATIONAL, LTD.
                                    as Seller

                                   ----------


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                            ASSET PURCHASE AGREEMENT

     AGREEMENT made as of the 21st day of July, 1994, by and among THE EASTERN COMPANY, a Connecticut corporation having its principal office at 112 Bridge Street, Naugatuck, Connecticut 06770 (hereinafter the "Purchaser"), and PRESTOLOCK INTERNATIONAL LTD., a Michigan corporation having an office at 205 Robin Road, Paramus, New Jersey 07652 (hereinafter the "Seller").

                              W I T N E S S E T H:

     WHEREAS, the Seller is engaged in the business of developing, manufacturing and selling various locks and latching devices (hereinafter the "Seller's Business"); and

     WHEREAS, included in the Seller's Business is a padlock product line marketed under the name "Prestolock" and variations thereof (hereinafter the "Padlock Product Line"); and

     WHEREAS, the Purchaser desires to acquire certain assets of the Seller constituting or utilized in the production and marketing of the Padlock Product Line and thereafter to manufacture, develop and market the Padlock Product Line.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements hereinafter contained, the parties hereto agree as follows:

                                    ARTICLE I

                                 SALE OF ASSETS

     1.1 Sale of Assets. Seller agrees that, subject to the terms and conditions of this Agreement, Seller will convey, sell, assign, transfer and deliver to the Purchaser at the Closing hereinafter specified, whatever right, title and interest Seller possesses in and



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to all of the following categories of assets and properties of the Seller which are used solely in connection with the Padlock Product Line of every kind and description wherever located, owned or controlled by the Seller as of the close of business on the Closing Date (excluding assets of the Seller used in connection with its other product lines and those assets specified below) including without limitation, the following:

        (a) Equipment. All of the machinery and equipment listed in SCHEDULE 1.1
(a) attached hereto and made a part hereof, together with all related components, spare parts, tools, dies, jigs, fixtures and equipment used for the maintenance and repair thereof or otherwise used by the Seller in its Padlock Product Line operations;

        (b) Tooling. All tooling utilized to manufacture the various padlocks constituting the Padlock Product Line, wherever located, whether in the possession of Seller or in the possession of third party vendors or others;

        (c) Intellectual Property. All United States and foreign patents, patent applications, copyrights, trade names, trademarks and service marks, registered or unregistered, trade secrets and confidential and proprietary information, related to or used in connection with the Padlock Product Line, including, in particular, the names "Hot Lock," "Jock Lock," and "Travel Lock," but, subject to Section 1.5 below, excluding the names "Presto-Lock" and "Presto." Without limiting the foregoing, it is understood that the Purchaser will acquire all right, title and interest of the Seller in the so-called "gun lock" patent (and, if available, the "back to zero" patent) as part of the intellectual property being transferred;


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     (d) Certain Records & Software. All blueprints, engineering drawings, manuals and similar records, plans, research records, computer programs, software, vendor lists, customer lists, marketing information, advertising, artwork and promotional material, studies, reports and technical specifications, and all other material, records, files, documents, correspondence, reports and data belonging to or, subject to the owner's rights therein, used by the Seller with respect to the Padlock Product Line;


     (e) Inventory. All inventory pertaining to the Padlock Product Line consisting of finished goods, finished parts, spare parts, replacement and component parts;

     (f) Government Rights. To the extent permitted by law, all governmental licenses, permits, certificates, approvals, applications or registrations and similar rights obtained from governments and governmental agencies;

     (g) Claims and other Intangibles. All claims, causes of action, judgments, rights of recovery, license and technology agreements, designs, processes, procedures, and manufacturing know-how pertaining to the Padlock Product Line.

     The assets and properties to be conveyed, transferred, assigned and delivered as set forth in this Section 1 are hereinafter collectively referred to as the "Assets", and shall include, without limitation, all property of the Seller hereafter acquired by the Seller prior to the Closing Date, which is intended to be used as part of the Assets, but shall not include, under any circumstances, the following assets (hereinafter the "Excluded, Assets"):

          (A) All cash, cash equivalents, securities and tax refunds,

          (B) All accounts receivable,


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          (C) Real estate and improvements thereon,

          (D) All other assets of the Seller not described in Subsections 1.1(a) through 1.1(9) above, and

          (E) All records relating to the Excluded Assets.

     1.2. Price and Consideration. The purchase price of the Assets (herein called the "Purchase Price") shall be FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($50O,000.00). The Purchase Price shall be allocated as set forth in SCHEDULE 1.2(a) attached hereto and paid at Closing subject to Section 7.2 below with respect to exchange of consideration.

     1.3. Excluded Liabilities. The Purchaser shall not assume, and shall not be responsible for the payment, performance or discharge of any debts, liabilities or obligations of the Seller of any kind or nature whatsoever, whether existing or hereafter arising, other than the Assumed Obligations, as hereinafter defined. All of the foregoing liabilities covered by this Section 1.3 shall hereinafter be referred to as the "Excluded Liabilities". Notwithstanding the foregoing, the Purchaser will assume all customer contracts which it believes will not be a loss or break-even and will, in its discretion, assume any supply orders which it determines will be needed for the production and sale of the

Padlock Product Line (the "Assumed Obligations"). The Purchaser shall review all customer contracts and supply orders promptly and shall give notice of those it will not assume as soon as possible, in no event later than July ___, 1994. Seller may cancel or otherwise deal with such customer contracts and supply orders which Purchaser determines not to assume after such date as it deems appropriate. The parties shall


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execute and deliver at the Closing an Assignment and Assumption Agreement in the
form of EXHIBIT 1.3 attached hereto and take such other action and execute such documents as may be necessary or reasonably requested by either party to assure the effective assignment of and assumption of the Assumed Obligations.

     1.4. Non-Competition Agreement. There shall be delivered at Closing a Non-Competition Agreement in the form of EXHIBIT 1.4 attached hereto executed by the Seller and Purchaser. The parties agree that the undertaking by the Seller not to compete with the Purchaser is a material part of this Agreement and therefore shall be a Purchasers' condition of closing.

     1.5 License Agreement. There shall be delivered at Closing a Trademark/ Trade Name License Agreement in the form of EXHIBIT 1.5 attached hereto, executed by the Seller and Purchaser. The Parties agree that the undertaking by the Seller to provide Purchaser with this License Agreement is a material part of this Agreement and therefore shall be a Purchaser's condition of Closing.

     1.6 Sales Service Consulting Agreement. Seller and Purchaser shall, at the Closing, enter into a Sales Service Consulting Agreement in the form of EXHIBIT
1.6 attached hereto.

                                   ARTICLE II

                          REPRESENTATIONS & WARRANTIES

     2.0 Representations of Seller. Seller represents, warrants and agrees as follows:


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     2.1 Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan and has the corporate power and authority to make, execute, deliver and perform this

Agreement, and this Agreement has been duly authorized and approved by all required corporate action of Seller.

     2.2 Options. Except as set forth in SCHEDULE 2.2, attached hereto, there are no outstanding options, calls or contracts relating to the Assets.

     2.3 Consents. Except as set forth in SCHEDULE 2.3, no consents or approvals of any public body or authority and no consents or waivers from other parties to licenses, franchises, permits, indentures, agreements or other instruments are
(i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the Padlock Product Line business can be conducted by the Purchaser. The consummation of the transactions contemplated hereby will not cause a default in any contract or agreement to which the Seller is a party or by which it or the Assets are bound.

     2.4 Books and Records. Except as set forth in SCHEDULE 2.4 attached hereto, the records and books of account of the Seller which have been (or will hereafter be) made available to Purchaser are, and will be, correct and complete, and have been, and to the Closing Date will be, regularly kept and maintained on a consistent basis with preceding years. The Seller does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not under the exclusive


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ownership and direct control of the Seller (including all means of access thereto and therefrom).

     2.5 Machinery and Equipment. Except as set forth in SCHEDULE 2.5 attached hereto, all machinery, equipment, tools and other related tangible personal property (other than inventory) included in the Assets are in reasonable working condition and repair, ordinary wear and tear excepted, and are owned by the Seller. Except as disclosed in SCHEDULE 2.5 attached hereto, the tooling utilized to manufacture the products of the Padlock Product Line is in reasonable working condition, available for delivery at Closing or in the possession of suppliers who are obligated to turn over such tooling to the Seller or its designee.

     2.6 Title to Properties; Encumbrances. Except as set forth in SCHEDULE 2.6 attached hereto, the Seller has good, valid and marketable title to, and is owner of all of Assets being sold under this Agreement (tangible and intangible), in each case subject to no encumbrance, lien, security interest, charge or other restriction or adverse right of any kind or character arising, created or attaching on or after February 25, 1994. Copies of all title transfer documents and agreements have been delivered to Purchaser and are true, correct and complete.


     2.7 Restrictive Documents. Except as set forth in SCHEDULE 2.7 attached hereto, the Seller is not subject to, or a party to, any mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or, to Seller's knowledge, any other restriction of any kind or character which materially and adversely affects the Padlock Product Line or any of the Assets, or which


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would prevent consummation of the transactions contemplated by this Agreement, compliance by the Seller with the terms, conditions and provisions hereof or the continued operation of the Seller's Padlock Product Line business after the date hereof or the Closing Date (as hereinafter defined) on substantially the same basis as heretofore operated or which would restrict the ability of the Seller to acquire any property or conduct business in any area.

     2.8 Litigation. Except as set forth in SCHEDULE 2.8 attached hereto, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge, information and belief of the Seller any investigation by) any court, governmental or other instrumentality or agency, or, to the best knowledge, information and belief of the Seller, threatened against the Seller, or any of its rights which could materially and adversely affect the right or ability of the Purchaser to carry on the Padlock Product Line business, or which could materially and adversely affect the rights of the Purchaser to exploit the intellectual property being acquired. The Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a material adverse effect on any of its operations or business practices or on its ability to convey the Assets or conduct the Padlock Product Line business in any area.

     2.9 Product Warranty. To Seller's knowledge, each product manufactured, sold, leased, installed, delivered or service performed by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties. No product manufactured, sold, leased, installed, delivered or service


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performed by the Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard express terms and conditions of sale or lease, copies of which have been delivered to the Purchaser.


     2.10 Product Liability. To Seller's knowledge, Seller has no liability (and knows of no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against the Seller which could give rise to any liability) arising out of any injury to persons or property as a result of the ownership, possession or use of any Padlock Product Line product manufactured, sold, leased, installed or delivered by the Seller.

     2.11 Intellectual Property. The operation of the Padlock Product Line business requires no rights under Intellectual Property (as hereinafter defined) other than rights under Intellectual Property of the Seller listed on Part I of
SCHEDULE 2.11 attached hereto and rights granted to the Seller pursuant to agreements listed on Part II of SCHEDULE 2.11. Within the six month period immediately prior to the date of this Agreement, the business of the Seller made use of no Intellectual Property rights other than rights under Intellectual Property of the Seller listed on Part I of SCHEDULE 2.11 and rights granted to the Seller pursuant to agreements listed on Part II of SCHEDULE 2.11. Except as otherwise set forth on Part III of SCHEDULE 2.11, the Seller owns all right, title and interest in the Intellectual Property listed on SCHEDULE 2.11 including, without limitation, exclusive rights to use and license the same. Each item of Intellectual Property listed on Part I of SCHEDULE 2.11 has been duly registered with, filed in, or issued by the appropriate domestic or foreign governmental agency, to the extent


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required, and each such registration, filing and issuance remains in full force and effect. Except as set forth on Part III of SCHEDULE 2.11, no claim adverse to the interests of the Seller in the Intellectual Property or agreements listed in SCHEDULE 2.11 has been made. To the best knowledge, information and belief of the Seller, no such claim has been threatened or asserted, no basis exists for any such claim, and no Person has infringed or otherwise violated the Seller's rights in any of the Intellectual Property or agreements listed on Part I or
Part II of SCHEDULE 2.11, except as set forth on Part III of SCHEDULE 2.1 1. No person or entity has any rights in the name Presto-Lock (or any variation thereof) except as set forth in Part III of SCHEDULE 2.11. Except as set forth on Part III of SCHEDULE 2.11, no litigation is pending wherein the Seller is accused of infringing or otherwise violating the Intellectual Property rights of another, or of breaching a contract conveying rights under Intellectual Property. To the best knowledge, information and belief of the Seller, no such claim has been asserted or threatened against the Seller, nor are there any facts that would give rise to such a claim. For purposes of this Section 2. 11, "Intellectual Property" means domestic and foreign patents, patent applications, registered and unregistered trade marks and service marks, registered and unregistered copyrights, proprietary or copyrighted computer programs, proprietary or copyrighted data bases, trade secrets and proprietary information.


     2.12 Compliance with Laws. To Seller's knowledge, Seller is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees which would affect the Padlock Product Line business. Except as set forth in SCHEDULE 2.12, the Seller is not now under investigation with respect to any violation


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of any applicable law, regulation, order or requirement which would impair
Purchaser's ability to operate the Padlock Product Line business. The Seller has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority in connection with its operation of the Padlock Product Line business.

     2.13 Interests in Clients, Suppliers Etc, Except as set forth in SCHEDULE
2.13 attached hereto, the Seller does not possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, or competitor of the Seller. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934 not in excess of 1% of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.13.

     2.14 Disclosure. None of this Agreement, any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Seller in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Seller which materially and adversely affects the business or prospects of the Padlock Product Line, which has not been set forth either in this Agreement, or in a Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof or in a document or statement in writing which has been supplied by or on behalf of the Seller in connection with the transactions contemplated by this Agreement.


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     2.15 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Seller is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling,

controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

     2.16 Copies of Documents. The Seller has caused to be made available for inspection and copying by the Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article II or in any Schedule attached hereto.

                                   ARTICLE III

                          REPRESENTATIONS OF PURCHASER

     3.0 Representations of Purchaser. Purchaser represents, warrants and agrees as follows:

     3.1 Existence and Good Standing of Purchaser, Power and Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Connecticut and has the corporate power and authority to make, execute, deliver and perform this Agreement, and this Agreement has been duly authorized and approved by all required corporate action of Purchaser.

     3.2 Restrictive Documents. The Purchaser is not subject to any charter, by-law, mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement.


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     3.3 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Purchaser is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE IV

                 CONDUCT OF BUSINESS; EXCLUSIVE DEALING; REVIEW

     4.1 Conduct of Business of the Company. During the period from the date of this Agreement to the Closing Date, the Seller shall conduct its Padlock Product Line business only by selling finished goods from inventory in the ordinary and usual course of business with Purchaser's consent, and agrees to use its best efforts to preserve intact its sales organization and maintain satisfactory relationships with licensors, suppliers, distributors, clients, sales representatives and others having business relationships with it with respect to the Padlock Product Line. Notwithstanding the immediately preceding sentence, prior to the Closing Date, except as may be first approved by Purchaser or as is otherwise permitted or required by this Agreement, the Seller agrees with respect to the Padlock Product Line business:

     (a) to refrain from entering into any customer order, contract or commitment or any contracts which involve the licensing of Intellectual Property,

     (b) to duly comply with all laws and regulations applicable to it in the conduct of its business, including without limitation federal export and import laws and the rules, orders, regulations and guidelines thereunder so far as they may be applicable,


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     (c) to use its best efforts to maintain the Assets in substantially their present order and condition, subject only to normal wear and tear,

     (d) not to take any action, or omit to take any action, which would cause the representations and warranties contained in Article II hereof to be untrue or incorrect.

     During the period from the date of this Agreement to the Closing Date, the Seller shall confer on a regular and frequent basis with one or more designated representatives of Purchaser to report material matters and to report the general status of ongoing Padlock Product Line operations. The Seller shall notify Purchaser of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or adjudicatory proceedings involving the Padlock Product Line and shall keep Purchaser fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith.

     4.2 Exclusive Dealing. During the period from the date of this Agreement to the completion of the Closing, the Seller will not:

     (a) solicit, initiate or encourage the submission of any proposal or offer from any person relating to any (i) liquidation, dissolution or recapitalization, (ii) merger or consolidation, (iii) acquisition or purchase of securities or assets, or (iv) similar transaction or business combination involving the Seller; or

     (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any



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effort or attempt by any person to do or seek any of the foregoing. The Seller will notify the Purchaser immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

     4.3 Review of the Seller. Purchaser may, prior to the Closing Date, through its representatives, make such review of the properties, books and records of the Seller pertaining to the Padlock Product Line and its financial and legal condition as they deem necessary or advisable to familiarize themselves with such properties and other matters. Should the Purchaser, its accountants or agents, however, ascertain any facts that are not as represented in this Agreement, they shall immediately disclose said facts to the Seller, who may undertake to take such action as will cause the warranties and representations to be true and correct as of the Closing Date. The Seller shall permit Purchaser and its representatives to have, after the date of execution of this Agreement, full access to the premises and to all the books and records of the Seller, and the Seller will furnish Purchaser with such financial and operating data and other information with respect to the Padlock Product Line business and the Assets as Purchaser shall from time to time reasonably request. In the event of termination of this Agreement, Purchaser shall keep confidential any material information obtained from the Seller concerning the Sellers properties, operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material (or becomes so ascertainable) and, at the request of the Seller, shall return to the Seller all copies of any schedules, statements, documents or other written information obtained in connection therewith.


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                                    ARTICLE V

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

     5.0 Conditions to Purchaser's Obligations. The purchase of the Assets by Purchaser on the Closing Date is conditioned upon satisfaction, on or prior to the Closing, of the following conditions:

     5.1 Opinion of the Company's Counsel. The Seller shall have furnished Purchaser with a favorable opinion, dated as of the Closing Date, of Howard & Howard, counsel to Seller, in form and substance satisfactory to Purchaser and its counsel, to the effect set forth in EXHIBIT 5.1 attached hereto.


     5.2 No Material Adverse Change. Since the date hereof and prior to the Closing, there shall have been no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, of the Seller with respect to the Padlock Product Line, and the Seller shall have delivered to Purchaser a certificate, dated as of the Closing, to such effect.

     5.3 Truth of Representations and Warranties. The representations and warranties of the Seller contained in this Agreement or in any Schedule attached hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date, to such effect.

     5.4 Performance of Agreements. All of the agreements of the Seller to be performed on or before the Closing pursuant to the terms hereof shall have been duly


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performed, and the Seller shall have delivered to Purchaser a certificate, dated as of the Closing, to such effect.

     5.5 No Litigation Threatened. No action or proceedings shall have been instituted or, to the best knowledge, information and belief of the Seller, threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and the Seller shall have delivered to Purchaser a certificate, dated as of the Closing, to such effect.

     5.6 Non-Competition. The Seller shall have entered into and delivered a non competition agreement in the form of EXHIBIT 1.4.

     5.7 License Agreements. The Seller shall have entered into a license agreement with the Purchaser, in the form of EXHIBIT 1.5 attached hereto.

     5.8 Sales Service Consulting Agreement. The Seller shall have entered into a sales service consulting agreement with the Purchaser, in the form of EXHIBIT
1.6 attached hereto

     5.9 Certificates. The Seller shall have delivered to the Purchaser a certificate from the Secretary of State of the state of Michigan to the effect that Seller is in good standing in such state and a certificate from the Secretary or an Assistant Secretary of the Seller certifying that this Agreement and the transactions contemplated herein have been duly and validly authorized by required corporate action.

     5.10 Absence of Insolvency Action. There shall be no action pending or threatened by any creditor of the Seller under the laws of any jurisdiction pertaining to bankruptcy, insolvency or receivership which materially affects the ability of the Seller to


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operate the business or which would deprive the Purchaser of the benefits of this Agreement.

                                   ARTICLE VI

                       CONDITIONS TO SELLER'S OBLIGATIONS

     6.0 Conditions to Seller's Obligations. The sale of the Assets by the Seller on the Closing is conditioned upon satisfaction, on or prior to such date, of the following conditions:

     6.1 Opinion of Purchaser's Counsel. Purchaser shall have furnished Seller with an opinion, dated as of the Closing Date, of Gager & Henry, counsel to Purchaser, in form and substance satisfactory to Seller and its counsel, to the effect set forth in EXHIBIT 6.1 attached hereto.

     6.2 Certificates. Purchaser shall have delivered to Seller a certificate from the Secretary of State of the state of Connecticut to the effect that Purchaser is in good standing in such state, and a certificate from the Secretary or an Assistant Secretary of the Purchaser certifying that this Agreement and the transactions contemplated herein have been duly and validly authorized by required corporate action.

     6.3 Truth of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Purchaser shall have delivered to Seller a certificate, dated the Closing Date, to such effect.


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     6.4 Performance of Agreements. All of the agreements of Purchaser to be performed on or before the Closing pursuant to the terms hereof shall have been duly performed, and Purchaser shall have delivered to Seller a certificate, dated the Closing, to such effect.

     6.5 Non-Competition Agreement. The Purchaser shall have entered into the

Non-Competition Agreement with the Seller as provided in Section 1.4 above.

                                   ARTICLE VII

                      CLOSING AND EXCHANGE OF CONSIDERATION

     7.1 Closing. The Closing of this Agreement shall take place at the offices of Messrs. Gager & Henry, One Exchange Place, Waterbury, Connecticut, at 10:00 a.m., local time, July __, 1994, or at such other time, date and place as the parties may agree upon in writing. Such time and dates are herein referred to as the "Closing Date." The parties, however, agree to use their best efforts to exchange documents by mail or courier, to be received simultaneously on or before the Closing Date, in which event funds will be wire transferred to the Seller as required by Section 7.2 below.

     7.2 Exchange of Consideration. In reliance on the representations and warranties contained herein, and subject to the terms and conditions of this Agreement, on the Closing Date:

     (a) The Purchaser will deliver to the Seller by certified or bank check or by wire transfer the sum of S500,000. Closing by mail or courier shall require wire transfer.

     (b) As provided in Article I, the Seller will assign, transfer and deliver to the Purchaser all of Seller's right, title and interest in and to the Assets, which Assets shall


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be free and clear of all liens, charges, encumbrances, security interests, restrictions and adverse rights of any kind arising or created on or after February 25, 1994. Purchaser shall not be required to pay any transfer taxes. All Assets shall be delivered FOB Seller's place of business, 205 Robin Road, Paramus, New Jersey, except those Assets listed in SCHEDULE 7.2(b) attached hereto which shall be delivered FOB the location specified in said SCHEDULE 7.2(b).

     (c) The Purchaser shall assume the contractual liabilities of Seller for customer purchase contracts and supply orders which it has not rejected, as provided in Section 1.3 hereinabove, by one or more agreements in the form of
EXHIBIT 1.3 attached hereto.

     (d) The Purchaser and Seller shall enter into the Non-Competition Agreement in the form of EXHIBIT 1.4 attached hereto.

     (e) The Purchaser and Seller shall enter into the License Agreement in the form of EXHIBIT 1.5 attached hereto.


     (f) The Purchaser and Seller shall enter into the Sales Service Consulting Agreement in the form of EXHIBIT 1.6 attached hereto.

     (g) The Seller will deliver to the Purchaser the various certificates, instruments and documents referred to in Article V above.

     (h) The Purchaser will deliver to the Seller the various certificates, instruments, and documents referred to in Article Vl above.

     7.3 Instruments of Transfer and Delivery. The Seller agrees that the transfer of the Assets will be effected by bills of sale, endorsements, assignments and such other


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



good and sufficient instruments of transfer in form and substance satisfactory to Purchaser and its counsel, as shall be effective to convey and vest in the Purchaser all of Seller's right, title and interest in said Assets, free and clear of all liens, encumbrances, security interests, charges, restrictions, adverse rights, liabilities or obligations created or arising after February 25, 1994. Seller further agrees that it will, at reasonable times on or after the Closing Date, upon the request of the Purchaser, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to transfer Seller's right, title and interest in the Assets to the Purchaser.

     (a) The Seller further agrees to deliver to the Purchaser at the Closing all of its customer order lists, contracts and commitments, books, records and other data relating to the Padlock Product Line business to the extent provided in Section 1.1 above, and including, without limitation, all its notebooks and other records relating to trade secrets, inventions, processes, discoveries and improvements, whether or not patentable.

     (b) The Seller agrees that simultaneously with the aforesaid delivery, all such steps will be taken as may be requisite to put the Purchaser in actual possession and operating control of all the Assets wherever located. It is understood, however, that the Purchaser shall have a period of ten (10) days commencing on the Closing Date to remove all tools, equipment and inventory constituting part of the Assets from the Premises of the Seller

     (c) After the Closing, at reasonable times and on reasonable notice, the Seller shall have access to the Padlock Product Line books and records delivered to Purchaser pertaining to the Seller's operations and business prior to the Closing, and the Purchaser shall have access to the books and records retained by the Seller pertaining to the Padlock Product Line business prior to the Closing.

     7.4 Post Closing Agreements. The parties agree that from and after the Closing Date the following agreements will take effect:

     (a) All responsibility for termination, severance, benefits and questions relating thereto with respect to Seller's employees while they were employed by Seller will remain the obligation of the Seller, and the Seller agrees to indemnify and hold the Purchaser harmless from and against all loss, cost, damages, claims and liabilities with respect thereto.

     (b) All debts, obligations and liabilities of the Seller (including those purchase contracts and supply orders, if any, which Purchaser elects not to assume pursuant to Sect on 1.3 hereof, but excluding the Assumed Obligations) shall not be assumed by the Purchaser hereunder and shall remain the full responsibility and liability of the Seller. The Seller agrees, without limitation of the foregoing, to make payment in full to all of its suppliers and sales representatives as to debts, obligations and liabilities of the Seller owed to them with respect to products or services rendered in connection with the Padlock Product Line within thirty (30) days after the Closing. The Seller hereby agrees to indemnify and hold the Purchaser harmless from and against any and all debts, obligations and liabilities of the Seller. For purposes of this Agreement, "debts, obligations and liabilities" of the Seller shall not include debts, obligations or liabilities of third parties which in any way predate February 26, 1994.

     (c) All liabilities of the Seller assumed by the Purchaser herein shall become and all liabilities of the Purchaser shall remain the full responsibility and liability of the Purchaser. The Purchaser hereby agrees to indemnify and hold the Seller harmless from and against any and all debts, obligations and liabilities of the Seller assumed by the Purchaser herein and all liabilities of the Purchaser.

     (d) Seller will pay, perform, discharge and satisfy any product warranty claims or demands for products manufactured or sold by it or for its account prior to the Closing, and the Seller will indemnify and hold the Purchaser harmless from and against all loss, cost, damages, claims and liabilities with respect thereto. If Seller requires replacement padlocks to satisfy its obligations under this Subsection (d) which are made by the Purchaser (or in its inventory), then Purchaser agrees to sell such padlocks to the Seller at the Purchasers actual cost plus ten percent (10%).

                                  ARTICLE VIII

                     SURVIVAL OF REPRESENTATIONS: INDEMNITY

     8.1. Survival of Representations The respective representations and warranties of the Seller and Purchaser contained in this Agreement or in any Schedule attached hereto shall survive the Closing contemplated hereby, but shall expire and be of no further force and effect (except as to then pending claims for indemnity) after January 31, 1996.

     8.2 Indemnification by Seller. The Seller agrees to indemnify and hold Purchaser harmless from and against and in respect of any and all damages, losses, claims, demands, liabilities, costs and expenses (including, without limitation, reasonable counsel fees and expenses) suffered or paid, directly or indirectly, (i) as a result of or arising out of the failure of any representation or warranty made by the Seller in this Agreement, in any Schedule attached hereto, or in any certificate or other instrument furnished to the Purchaser in connection herewith to be true and correct in all respects as of its date or (ii) as a result of or arising out of the nonfulfillment of any obligation, covenant or condition on the part of the Seller to be paid, performed or delivered pursuant to this Agreement (including, without limitation, Sellers obligations under Section 7.4 above).

     8.3 Indemnification by Purchaser. Purchaser agrees to indemnify and hold the Seller harmless from and against all damages, losses, costs, claims, demands and liabilities (including, without limitation, reasonable counsel fees and expenses) suffered or paid, directly or indirectly, (i) as a result of or arising out of the failure of any representation or warranty made by Purchaser in this Agreement to be true and correct in all respects as of the date of this Agreement, and (ii) as a result of or arising out of the nonfulfillment of any obligation, covenant or condition on the part of the Purchaser to be performed or delivered pursuant to this Agreement (including, without limitation, Purchaser's obligations under Section 7.4 above).

     8.4 Limitations. The obligations to indemnify and hold harmless pursuant to Sections 8.2 and 8.3 shall survive the consummation of the transactions contemplated by this Agreement for the period provided in Section 8.1, except the obligations to indemnify as to claims presented within said respective periods shall continue until resolved.

     (a) Notwithstanding the foregoing, as to any claim involving intentional misrepresentation by or on behalf of the Seller, the Seller's obligation of indemnification set forth in Section 8.2 shall continue without time limit except as provided by the applicable state statute of limitations.

     (b) A claim will be deemed covered by Section 8.2 or Section 8.3 if it arises within the period set forth in Section 8.1 and notice is given to the party against whom it is made no later than fifteen (15) days after expiration of said period.

     (c) Any recovery by Purchaser for indemnification shall be limited as follows:

          (i) Purchaser shall not be entitled to recover any amount for indemnification claims under this Article VIII unless and until the aggregate amount which Purchaser is entitled to recover in respect to such claims exceeds S25,000.00 (the "Deductible"), in which event the entire amount which Purchaser is entitled to recover in respect of all such claims, less the Deductible, shall be payable; and

          (ii) The maximum amount recoverable by Purchaser for indemnification claims under this Article VIII shall in the aggregate be equal to S250,000.00.

     (d) The indemnification provided in this Article VIII shall be the sole and exclusive legal remedy for any inaccuracy or any breach of representation or warranty made by any party in this Agreement and no party hereto shall seek any other legal remedy which might otherwise be available to either party.

     (e) A claim will not be covered by Section 8.2 or Section 8.3 unless the party entitled to assert such claim gives notice to the other party against whom it is made within sixty (60) days from the date on which the claiming party discovers such claim. This limitation, however, shall not affect calculation of the Deductible, nor shall any such claim not presented within said 60 days be applied to reduce the maximum amount recoverable under Section 8.4(c).

     8.5 Matters Involving Third Parties. If any third party shall notify any party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Article V111, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. In the event any Indemnifying Party notifies the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then:

     (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party,

     (b) the Indemnified Party may retain separate co-counsel at its sole cost and expense,

     (c) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the

Indemnifying Party (not to be withheld unreasonably), and

     (d) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party.

     In the event no Indemnifying Party notifies the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party has the option to assume the defense thereof, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

     8.6 Purchaser's Right of Setoff. In the event that the Purchaser reasonably believes that it is entitled to indemnification from the Seller under this Agreement, then the Purchaser shall be entitled to withhold payments coming due under the Non-Competition Agreement in an amount reasonably sufficient to cover the full amount of the claim until such time as the actual liability of the Seller to make indemnification is finally determined. The Purchaser shall notify Seller promptly of its intention to withhold payments and the amount which it considers reasonably sufficient to cover the claim which has arisen. If the Seller does not believe the amount is reasonable and if thereafter the parties cannot negotiate a mutually acceptable amount to be withheld, then the matter shall be referred to arbitration at Hartford, Connecticut before a single arbitrator in accordance with the rules of commercial arbitration established by the American Arbitration Association then in effect. The parties may, however, by mutual agreement submit said issue to some other Alternative Dispute Resolution process. In any event, the determination by said arbitrator or other ADR body shall be binding and conclusive on the parties and not subject to appeal to any court or other tribunal. In the event it is thereafter determined that the Purchaser is entitled to indemnification from the Seller, the Purchaser may first setoff against such withheld payments, and then against future payments if the withheld payments are insufficient, the amount of the liability of the Seller to it. Said withholding and/or setoff shall be evidenced by written notice given to the Seller in the manner provided in Section 9.5 below. If it is determined however that the Purchaser was not entitled to indemnification then the amount withheld shall be promptly paid to the Seller, together with interest at the rate of 7% per annum from the date of withholding; likewise if the amount of such indemnification as finally determined is less than the amount withheld then said excess amount plus interest at said rate on said excess amount shall be paid over to the party entitled thereto.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants and financial advisers.

     9.2 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Connecticut applicable to agreements executed and to be performed solely within such State.

     9.3 Captions. The Article, Section and other captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

     9.4 Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person or sent by national courier service, by telex, telecopy or by Express, registered or certified mail, postage prepaid, addressed as follows:

     If to the Seller, at:

          Prestolock International, Ltd.          FAX: (810) 433-3172
          Attn: Robert J. Skandalaris, Chairman
          33 Bloomfield Hills Parkway, Suite 155
          Bloomfield Hills, Ml 48304

     and a copy to:

          Howard & Howard                         FAX:    (810) 645-1568
          Attn: Mark A. Davis, Esq.
          The Pinehurst Office Center, Suite 250
          1400 North Woodward Avenue
          Bloomfield Hills, Ml 48304-2856

     If to Purchaser, at:

          The Eastern Company                     FAX:     (203) 723-8653
          Attn: Donald E. Whitmore, Jr., Vice President
          112 Bridge Street
          Naugatuck, CT 06770

     and a copy to:

          Gager & Henry                            FAX:     (203) 757-7888
          Attn: Curtis V. Titus, Esq.
          One Exchange Place
          P.O. Box 2480
          Waterbury, CT 06722-2480
or such other address or number as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by telecopier, telex or mailed.

     9.5 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

     9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

     9.7 Entire Agreement. This Agreement, together with the Schedules and Exhibits attached hereto and the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter hereof and the transactions contemplated herein. This Agreement supersedes all prior negotiations, agreements and understandings between the parties with respect to such subject matter and transactions.

     9.8 Amendments. This Agreement may not be waived, amended, supplemented or modified orally, but only by an agreement in writing signed by the Purchaser and the Seller

     9.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

     9.10 Third Party Beneficiaries. Each party hereto intends that neither this Agreement, nor any portion thereof or anything expressed or implied, shall benefit or create any right, remedy or cause of action in or on behalf of any Person other than the parties hereto.

     9.11 Unanimity. This Agreement shall not become valid or effective or a binding legal obligation on any party hereto until duly executed by the Purchaser and the Seller. Until such complete execution, it shall constitute a continuing offer by the Purchaser which may be withdrawn at any time.

     IN WITNESS WHEREOF, Purchaser and Seller have caused their respective corporate names to be hereunto subscribed by their respective officers thereunto duly authorized, all as of the day and year first above written.




 SELLER:                                PURCHASER:
 PRESTOLOCK INTERNATIONAL, LTD          THE EASTERN COMPANY

 By /s/ Robert J. Skandalaris           By /s/ S.G. Sanelli
    -------------------------              ----------------
 Robert J. Skandalaris                     Steven G. Sanelli

 Its Chairman                           Its Vice President